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                                                                      Exhibit 99
                     [LOGO OF AGL RESOURCES APPEARS HERE]

FOR IMMEDIATE RELEASE

Contacts:
Financial Community
Steve Cave
Director, Investor Relations
(404) 584-3801

Media
Russ Williams
Director, Media Relations
(404) 584-3210

               AGL NETWORKS TO ACQUIRE FIBER OPTIC NETWORK FROM
                           ACSI NETWORK TECHNOLOGIES
          Deal Makes Company Owner of Largest CLEC Network in Atlanta
                and Expedites Plan to Enter Market For Less Cost


(ATLANTA - November 6, 2001) AGL Networks, LLC, a wholly-owned subsidiary of AGL Resources Inc. (NYSE: ATG), today announced its purchase of a telecommunications network in Atlanta from ACSI Network Technologies, Inc., a subsidiary of e.spire Communications, Inc. The network includes Atlanta's central business district and extends through several areas north of the city. Once the transaction is complete, as expected by the end of the year, AGL Networks will instantly possess the largest Competitive Local Exchange Carrier
(CLEC) network in the metropolitan Atlanta area. The deal enables the company to get to market quicker and at less cost than its previously announced plan to build a fiber network of its own.

"This acquisition is a breakthrough transaction for AGL Networks," said Eric Martinez, vice president of corporate development for AGL Networks. "It increases our speed to market by 12 to 18 months, increases the geographic reach of our infrastructure, and eliminates the risk surrounding construction costs. It also supports our goal to minimize traffic disruptions in the areas we serve by reducing the number of companies digging up the streets of Atlanta to lay fiber."

In June 2001, AGL Networks announced its plans to construct a fiber optic network to serve critical points of contact within Atlanta's central business district, as well as areas north of the city such as Buckhead, Cobb Galleria and Sandy Springs.



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Page 2 / AGL NETWORKS TO ACQUIRE FIBER OPTIC NETWORK

Once AGL Networks effectively integrates the ACSI network into the portion of the AGL Networks ring it already has constructed, the company will manage a fiber optic network with a footprint of 160 road miles, approximately 1,000 conduit miles, and about 36,000 fiber miles. It will connect with almost every Incumbent Local Exchange Carrier (ILEC) central office in the metropolitan Atlanta area, and will serve most of Atlanta's major business districts from south to north, including Hartsfield International Airport, Midtown, Buckhead, Galleria, Sandy Springs, Norcross, Roswell and Alpharetta. The network will pass more than 2,000 multi-tenant commercial buildings, with additional fiber and high-speed data services available to lease to retail and enterprise customers in the future.

AGL Resources was advised by Windsor Group investment bankers, Alston & Bird LLP corporate attorneys, and Gerry & Sapronov LLP telecommunications counsel.

About ACSI Network Technologies

ACSI Network Technologies, Inc., a wholly owned subsidiary of e.spire Communications, Inc., provides optical fiber infrastructure solutions and strategic network design services for organizations deploying networks in major metropolitan cities throughout the United States. Current clients include telecommunications carriers, municipalities, school districts, utilities, and Fortune 500 companies. ACSI NT has fiber and conduit inventory in Atlanta, Dallas, Houston, Fort Lauderdale/Miami/West Palm Beach, Tampa, and Washington, DC/Northern Virginia. More information about ACSI NT is available at ACSI NT's Web site, http://www.acsint.net.

About e.spire

e.spire Communications, Inc. is a leading integrated communications provider, offering traditional local and long distance, dedicated Internet access, and advanced data solutions, including ATM and frame relay. e.spire also provides Web hosting, dedicated server, and colocation services through its Internet subsidiary, CyberGate, Inc., and its subsidiary ValueWeb. e.spire's subsidiary, ACSI Network Technologies, Inc., provides third parties, including other communications concerns, municipalities, and corporations, with turnkey fiber optic design, construction, and project management expertise. More information about e.spire is available at e.spire's Web site, http://www.espire.net.

About AGL Networks

AGL Networks, LLC is a subsidiary of AGL Resources Inc. (NYSE: ATG). AGL Networks provides last-mile fiber optic solutions to telecommunications companies in the metropolitan Atlanta area. The company's primary focus is designing, constructing and managing fiber optics networks. AGL Networks offers conduit leasing, dark-fiber leasing, construction services and customer network builds. More information about the company is available at www.aglnetworks.com.

About AGL Resources

AGL Resources Inc. is a regional holding company for energy and infrastructure related businesses in the Southeast. The company is the second-largest natural gas-only distribution company in the United States and serves more than 1.8 million customers throughout Georgia; Chattanooga, Tennessee; and southeastern Virginia. AGL Resources also is engaged through subsidiaries and partnerships in other businesses, including telecommunications, retail energy marketing, wholesale energy services, and wholesale and retail propane sales. More information about the company is available on the Internet at www.aglresources.com.

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